Exhibit 99

NEWS RELEASE

Media Contact Chris Muller PAETEC (585) 340-8218 chris.muller@paetec.com	Media Contact Michael McCullough Edelman (404) 832-6782 michael.mccullough@edelman.com	Investor Contact Tom Morabito PAETEC (585) 340-5413 tom.morabito@paetec.com

FOR IMMEDIATE RELEASE

PAETEC Holding Corp. Announces Second Quarter 2007 Results

FAIRPORT, N.Y. (August 9, 2007) – PAETEC Holding Corp. (NASDAQ GS: PAET) today announced second quarter 2007 financial and operating results. “Our first full quarter as a publicly traded company is one that we are excited about. PAETEC enjoyed the best financial quarter in our company’s history,” said PAETEC Chairman and CEO Arunas A. Chesonis. “We continued to see significant growth and interest in our data and VoIP product offerings, while also benefiting from the synergies being realized from the US LEC merger.” Highlights of second quarter 2007, which is the first in which US LEC’s results are reflected for the full quarter, include the following:

•	Revenue of $274.5 million, which represented an 89% increase over second quarter 2006 revenue of $145.6 million;
•	Adjusted EBITDA* of $52.5 million, which represented a 109% increase over second quarter 2006 adjusted EBITDA of $25.1 million;
•	Net income of $6.0 million compared to a $<5.8> million net loss in second quarter 2006;

•	Free cash flow* of $31.5 million, which represented the 18th consecutive quarter in which PAETEC Holding or its predecessor generated positive free cash flow;
•	Ended the quarter with a cash balance of $84.5 million;
•	An increase of 141% in the number of access line equivalents in service, from 1.10 million as of June 30, 2006 to 2.65 million as of June 30, 2007; and
•	Successful completion on July 10, 2007 of amendments to PAETEC’s existing bank credit facility and a $300 million senior note offering priced at the end of the quarter.

Quarterly Performance

Total revenue for second quarter 2007 increased 89% to $274.5 million from $145.6 million for second quarter 2006, principally due to the addition of US LEC’s results. Adjusted EBITDA for the second quarter 2007 increased 109% to $52.5 million over adjusted EBITDA for the second quarter 2006 of $25.1 million. Adjusted EBITDA margin, which represents adjusted EBITDA as a percentage of total revenue, was 19.1% for the second quarter 2007 compared to an adjusted EBITDA margin of 17.3% for the second quarter 2006. Network operating leverage and merger-related synergies largely accounted for the increase in adjusted EBITDA margins.

Network Services, which accounted for 83% of PAETEC’s second quarter 2007 total revenue, experienced strong growth, increasing 100% year over year to $228 million. US LEC’s operations, PAETEC’s fast growing MPLS VPN product, and its integrated voice and data T1 sales all contributed to the positive results. Carrier Services represented 14% of second quarter 2007 revenues and grew 75% year over year to $37.5 million, largely reflecting the addition of US LEC’s operations as well as solid 19%

*	Adjusted EBITDA, as defined by PAETEC, represents net income before interest, provision for taxes, depreciation and amortization, change in fair value of Series A convertible redeemable preferred stock conversion rights, stock-based compensation, loss on extinguishment of debt, leveraged recapitalization costs, integration/restructuring costs and, with respect to pro forma adjusted EBITDA, loss related to investment in ETV. Free cash flow, as defined by PAETEC, consists of adjusted EBITDA less capital expenditures (purchases of property and equipment). Neither adjusted EBITDA nor free cash flow is a measurement of financial performance under accounting principles generally accepted in the United States. For additional information as to PAETEC’s reasons for including these measures, for a quantitative reconciliation of the differences between adjusted EBITDA and net loss (income), as net loss (income) is calculated in accordance with generally accepted accounting principles, and for a quantitative reconciliation of free cash flow to net cash provided by (used in) operating activities, as net cash provided by (used in) operating activities is calculated in accordance with generally accepted accounting principles, see the accompanying tables.

internal growth. Integrated Services accounted for the remaining 3% of second quarter revenues and experienced an 11% decline year over year. Integrated Services continues to have an annual revenue cycle and tends to provide uneven results on a quarterly basis.

Net income for second quarter 2007 was $6.0 million compared to a net loss of $<5.8> million for the second quarter of 2006. Last year’s reported net loss was largely attributable to the company’s leveraged recapitalization that resulted in $14.8 million in additional expenses. For second quarter 2007, depreciation and amortization expense was $20.9 million and interest expense was $18.5 million, both up significantly year over year primarily from the depreciation of a larger asset base associated with the merger, as well as increased debt levels as a result of the transaction.

PAETEC ended the second quarter 2007 with 100.9 million common shares outstanding. A fully diluted share count as of the end of the second quarter 2007 also would reflect that the Company had approximately 14.1 million common shares subject to outstanding stock options, 7.5 million common shares represented by outstanding restricted stock units (RSUs), and 2.6 million common shares subject to outstanding warrants, amounting to a total of 24.2 million additional fully-diluted common shares. As a result, PAETEC’s fully diluted common share count was approximately 125 million as of June 30, 2007.

Pro Forma Quarterly Performance

Total revenue for second quarter 2007 increased 9% to $274.5 million over the pro forma revenue of $252.3 million that the combined company would have had for second quarter 2006 assuming the US LEC merger had occurred on April 1, 2006 (without giving effect to any pro forma adjustments or unrealized synergies). Adjusted EBITDA for second quarter 2007 increased 31% to $52.5 million over the adjusted EBITDA of $40.2 million that the combined company would have generated for the second quarter 2006 on the same pro forma basis. Adjusted EBITDA margin of 19.1% for second quarter 2007 increased from a pro forma adjusted EBITDA margin of 15.9% for second quarter 2006, largely as a result of merger-related synergies and continued operating leverage of the company’s network and employee base. Net income for second quarter 2007 was $6.0 million compared to a pro forma net loss of <$8.9> million for second quarter of 2006. Last year’s pro forma net loss was largely attributable to PAETEC’s June 2006 leveraged recapitalization that resulted in $14.8 million in additional expenses. For second quarter 2007, depreciation and amortization expense increased 1% from second quarter 2006 pro forma depreciation and amortization expense to $20.9 million. Interest expense nearly doubled to $18.5 million from the pro forma interest expense for second quarter 2006.

Integration Update

Integration efforts related to the US LEC merger to date have focused on network consolidation, the segmentation of sales distribution channels, the rebranding of marketing materials, and the integration of job functions and personnel policies. The majority of synergies were expected from savings in network costs and streamlining of certain SG&A components, which have largely been completed. PAETEC continues to expect that it will be able to realize a total of $25 million in merger-related synergies for 2007, as well as an additional $15 million for 2008.

“Integration with the former US LEC is proceeding very well, with several milestones – such as the June merger of our respective data networks – occurring faster than anticipated,” said EJ Butler, Jr., chief operating officer for PAETEC. “Our focus now and for the balance of the year is on the integration of systems, back office processes, and employee training. Continued progress should bring the availability of our entire product suite over the combined company footprint during the fourth quarter.”

Capital Expenditures

PAETEC continues to invest in the enhancement of its network and product offerings. Capital expenditures for second quarter 2007 increased to $21.0 million, or 8% of total revenue, from $9.8 million, or 7% of total revenue, for second quarter 2006. Capital expenditures increased 26% from the $16.7 million in pro forma combined capital expenditures applied by PAETEC and US LEC in second quarter 2006 (or 7% of total combined revenues). Capital expenditures for second quarter 2007 were associated with investments in the PAETEC network, including expansion in the switching and information technology infrastructure.

Cash flow, Financing, and Liquidity

PAETEC reported second quarter 2007 free cash flow of $31.5 million, which increased 106% from $15.3 million in second quarter 2006. PAETEC also ended the quarter with a cash balance of $84.5 million, up from a first quarter 2007 level of $53.4 million, largely due to increased cash flow from operations as well as cash received from the exercise of stock options. Cash flow provided by operations was $36.0 million in second quarter 2007 and $<3.7> million used in operations in second quarter 2006.

As of June 30, 2007, PAETEC’s $50 million revolver remained undrawn and $798 million was outstanding under its credit facility term loan. On July 10, 2007, PAETEC closed on two advantageous financing transactions that did not result in any increase in total debt. PAETEC completed its sale of $300 million 9.5% Senior Notes due 2015 and used the proceeds from this issue to pay down its existing term loan from $798 to $498 million. In conjunction with the paydown, PAETEC amended its existing credit facility to consist of a $50 million revolver and a $500 million term loan.

With these transactions, PAETEC:

•	Introduced itself to a new debt investor class—the high yield bond market;
•	Layered in long-term debt to better position its balance sheet for growth;
•	Reduced its overall cost of capital, with the expectation that its annual interest expense will decrease by approximately $3 million;
•	Increased its incremental term loan facility permitted under its bank credit facility from $100 million to $225 million; and
•	Obtained debt covenant modifications that provide it with additional operational and financial flexibility.

Full Year 2007 Outlook

“The business continues to track as expected and we remain confident leading into the second half of 2007,” said Keith Wilson, PAETEC’s chief financial officer. “Our EBITDA margin increased significantly year-over-year, and we expect the positive trends to continue. As a result, we are pleased to reaffirm our 2007 guidance.” The table below highlights PAETEC’s revenue, adjusted EBITDA, and capital expenditure expectations on both a reported basis and on the pro forma basis described above, assuming the US LEC merger had occurred on January 1, 2007 instead of February 28, 2007.

($ in millions)	FY 2007 (actual)	FY 2007 (pro forma)

Revenue	$1,037 to $1,052	$1,110 to $1,125

Adjusted EBITDA	$181 to $191	$195 to $205

Capital Expenditures	$75 to $85	$80 to $90

Conference Call

As previously announced, PAETEC will host a conference call with the investment community today at 8:30 a.m. EDT. Chairman and CEO Arunas Chesonis, Chief Financial Officer Keith Wilson, and Chief Operating Officer EJ Butler, Jr., will be participating. A live webcast and a replay of the call will be available at www.paetec.com.

Forward-Looking Statements

Except for statements that present historical facts, this release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In some cases, you can identify these statements by such forward-looking words as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would,” or similar expressions. These statements, which include PAETEC’s forecasts of total revenue, adjusted EBITDA, capital expenditures, merger-related synergies and free cash flow involve known and unknown risks, uncertainties and other factors that may cause PAETEC’s actual operating results, financial position, levels of activity or performance to be materially different from those expressed or implied by such forward-looking statements. Some of these risks, uncertainties and factors are discussed under the caption “Risk Factors” in PAETEC’s 2006 Annual Report on Form 10-K and in PAETEC’s subsequently filed SEC reports. They include, but are not limited to, the following risks, uncertainties and other factors: changes in regulation and the regulatory environment; competition in the markets in which PAETEC operates; the continued availability of necessary network elements from competitors; PAETEC’s ability to manage and expand its business and execute its acquisition strategy, to adapt its product and service offerings to changes in customer preferences, and to convert its existing network to a network with more advanced technology; effects of network failures, systems breaches, natural catastrophes and other service interruptions; and PAETEC’s ability to service its indebtedness and to raise capital in the future. PAETEC disclaims any obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About PAETEC

PAETEC (NASDAQ GS: PAET) is personalizing business communications for medium-sized and large businesses, enterprise organizations, and institutions across the United States. We offer a comprehensive suite of IP, voice, data and Internet services, as well as enterprise communications management software, network security solutions, CPE, and managed services. For more information, visit www.paetec.com.

PAETEC Holding Corp. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands)

	Three Months Ended June 30,		Three Months Ended March 31,	Six Months Ended June 30,
	2007	2006	2007	2007	2006
REVENUE:
Network services revenue	$228,010	$114,030	$158,438	$386,448	$225,365
Carrier services revenue	37,479	21,453	27,312	64,791	42,713
Integrated solutions revenue	8,980	10,130	8,267	17,247	18,310

TOTAL REVENUE	274,469	145,613	194,017	468,486	286,388

COST OF SALES (exclusive of depreciation and amortization shown separately below)	128,802	69,799	91,361	220,163	137,197

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES (exclusive of depreciation and amortization shown separately below and inclusive of stock-based compensation)	96,500	52,267	75,033	171,533	104,566

INTEGRATION/RESTRUCTURING COSTS	1,730		105	1,835

LEVERAGED RECAPITALIZATION COSTS	—	14,993	—	—	14,993

DEPRECIATION AND AMORTIZATION	20,932	8,586	13,153	34,085	16,179

INCOME (LOSS) FROM OPERATIONS	26,505	(32)	14,365	40,870	13,453

CHANGE IN FAIR VALUE OF SERIES A CONVERTIBLE REDEEMABLE PREFERRED STOCK CONVERSION RIGHT	—	(5,281)	—	—	(10,777)

LOSS ON EXTINGUISHMENT OF DEBT	—	5,081	9,834	9,834	5,081

OTHER INCOME, net	(873)	(1,303)	(1,220)	(2,093)	(2,242)

INTEREST EXPENSE	18,539	4,459	14,498	33,037	7,181

INCOME (LOSS) BEFORE INCOME TAXES	8,839	(2,988)	(8,747)	92	14,210

PROVISION FOR (BENEFIT FROM) INCOME TAXES	2,869	2,826	(2,898)	(29)	7,498

NET INCOME (LOSS)	$5,970	$(5,814)	$(5,849)	$121	$6,712

PAETEC Holding Corp. and Subsidiaries

Adjusted EBITDA Reconciliation and Free Cash Flow Calculation

(in thousands)

Adjusted EBITDA, as defined by PAETEC, represents net income before interest, provision for taxes, depreciation and amortization, change in fair value of Series A convertible redeemable preferred stock conversion rights, stock-based compensation, and integration/restructuring costs, and, with respect to pro forma adjusted EBITDA, loss related to investment in ETV. PAETEC's adjusted EBITDA is a non-GAAP financial measure used by PAETEC's management, together with GAAP measures such as revenue and cash flows from operations, to assess PAETEC's historical and prospective operating performance.

Management uses adjusted EBITDA to enhance its understanding of PAETEC's core operating performance, which represents management's views concerning PAETEC's performance in the ordinary ongoing and customary course of its operations. Management also uses this measure to evaluate PAETEC's performance relative to that of its competitors. This financial measure permits a comparative assessment of PAETEC's operating performance, relative to the company's performance based on its GAAP results, while isolating the effects of certain items that may vary from period to period without any correlation to core operating performance or that vary widely among similar companies. The table below sets forth, for the periods indicated, a reconciliation of the differences between adjusted EBITDA and net (loss) income, as net (loss) income is calculated in accordance with generally accepted accounting principles:

	Three Months Ended June 30,		Three Months Ended March 31,	Six Months Ended June 30,
	2007	2006	2007	2007	2006
Net income (loss)	$5,970	$(5,814)	$(5,849)	$121	$6,712
Add back non-EBITDA items included in net income (loss):
Depreciation and amortization	20,932	8,586	13,153	34,085	16,179
Interest expense, net of interest income	17,648	3,778	13,264	30,912	5,977
Provision for (benefit from) income taxes	2,869	2,826	(2,898)	(29)	7,498

EBITDA	47,419	9,376	17,670	65,089	36,366

Change in fair value of Series A convertible redeemable preferred stock conversion right	—	(5,281)	—	—	(10,777)
Stock-based compensation	3,301	960	6,584	9,885	1,892
Loss on extinguishment of debt	—	5,081	9,834	9,834	5,081
Leveraged recapitalization costs	—	14,993	—	—	14,993
Integration/restructuring costs	1,730	—	105	1,835	—

Adjusted EBITDA	$52,450	$25,129	$34,193	$86,643	$47,555

Purchases of property & equipment	20,987	9,844	12,859	33,847	17,336

Free cash flow, as defined	$31,463	$15,285	$21,334	$52,797	$30,219

PAETEC Holding Corp. and Subsidiaries

Free Cash Flow Reconciliation

(in thousands)

Free cash flow, as defined by PAETEC, consists of adjusted EBITDA less capital expenditures (purchases of property and equipment). Free cash flow, as defined by us, is not a financial measurement prepared in accordance with accounting principles generally accepted in the United States of America, or “GAAP.”

PAETEC has included data with respect to free cash flow because its management believes free cash flow provides a measure of the cash generated by the company’s operations before giving effect to non-cash accounting charges, changes in operating assets and liabilities, acquisition-related items, tax items and similar items that do not directly relate to the day-to-day cash expenses of the company’s operations and after application of capital expenditures. PAETEC’s management uses free cash flow to monitor the effect of the company’s daily operations on its cash reserves and its ability to generate sufficient cash flow to fund PAETEC’s scheduled debt maturities and other financing activities, including potential refinancings and retirements of debt, and other cash items.

PAETEC’s management believes that consideration of free cash flow should be supplemental, however, because free cash flow has limitations as an analytical financial measure. These limitations include the following:

•

free cash flow does not reflect PAETEC’s cash expenditures for scheduled debt maturities and other fixed obligations, such as capital leases, vendor financing arrangements and the other cash items excluded from free cash flow;

•

free cash flow is subject to variability on a quarterly basis as a result of the timing of payments made or received related to accounts receivable, accounts payable and other current operating assets and liabilities; and

•	free cash flow may be calculated in a different manner by other companies in PAETEC’s industry, which limits its usefulness as a comparative measure.

PAETEC’s management compensates for these limitations by relying primarily on its results under GAAP to evaluate its operating performance and by considering independently the economic effects of the foregoing items that are not reflected in free cash flow. As a result of these limitations, free cash flow should not be considered as an alternative to net cash provided by operating activities, cash used in investing activities, cash provided by (used in) financing activities or change in cash and cash equivalents as calculated in accordance with GAAP, nor should it be used as a measure of the amount of cash available for the payment of dividends or other discretionary expenditures.

Following is a reconciliation of free cash flow to net cash provided by (used in) operating activities, as such measure is defined by GAAP:

	Three Months Ended June 30,		Three Months Ended March 31,	Six Months Ended June 30,
	2007	2006	2007	2007	2006
Free cash flow	$31,463	$15,285	$21,334	$52,797	$30,219
Capital expenditures	20,987	9,844	12,859	33,847	17,336
Interest expense, net of interest income	(17,648)	(3,778)	(13,264)	(30,912)	(5,977)
Income tax related	(217)	(346)	74	(143)	(929)
Other	(4)	49	59	55	68
Loss on extinguishment of debt	—	(826)	(2,000)	(2,000)	(826)
Leveraged recapitalization costs	—	(12,371)	—	—	(12,371)
Integration/restructuring costs	(1,730)	—	(105)	(1,835)	—
Amortization of debt issuance costs	555	358	450	1,005	745
Changes in operating assets and liabilities	2,619	(11,946)	(44,460)	(41,841)	(17,390)

Net cash provided by (used in) operating activities	$36,025	$(3,731)	$(25,053)	$10,972	$10,875

PAETEC Holding Corp. and Subsidiaries

Pro Forma Condensed Consolidated Statements of Operations

(Based on combination of historical results, without adjustment)

(in thousands)

	Three Months Ended June 30,		Three Months Ended March 31,	Six Months Ended June 30,
	2007	2006	2007	2007	2006
TOTAL REVENUE	274,469	252,296	267,576	542,045	495,868

COST OF SALES (exclusive of depreciation and amortization shown separately below)	128,802	122,948	125,958	254,760	240,596

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES (exclusive of depreciation and amortization shown separately below and inclusive of stock-based compensation)	96,500	91,885	100,109	196,609	182,704

INTEGRATION/RESTRUCTURING COSTS	1,730	—	1,919	3,649	—

LEVERAGED RECAPITALIZATION COSTS	—	14,993	—	—	14,993

DEPRECIATION AND AMORTIZATION	20,932	20,758	22,335	43,267	40,544

INCOME FROM OPERATIONS	26,505	1,712	17,255	43,760	17,031

CHANGE IN FAIR VALUE OF SERIES A CONVERTIBLE REDEEMABLE PREFERRED STOCK CONVERSION RIGHT	—	(5,281)	—	—	(10,777)

LOSS ON EXTINGUISHMENT OF DEBT	—	5,081	9,834	9,834	5,081

OTHER INCOME, net	(873)	(1,303)	(1,594)	(2,467)	(2,242)

INTEREST EXPENSE	18,539	9,326	17,999	36,538	16,593

INCOME (LOSS) BEFORE INCOME TAXES	8,839	(6,111)	(8,984)	(145)	8,376

PROVISION FOR (BENEFIT FROM) INCOME TAXES	2,869	2,826	(2,897)	(28)	7,498

NET INCOME (LOSS)	$5,970	$(8,937)	$(6,087)	$(117)	$878

PAETEC Holding Corp. and Subsidiaries

Pro Forma Adjusted EBITDA Reconciliation

(Based on combination of historical results, without adjustment)

(in thousands)

The table below sets forth, for the periods indicated, a reconciliation of the differences between pro forma adjusted EBITDA and pro forma net income (loss), as pro forma net income (loss) is calculated based on the combination of historical results of PAETEC Holding and its predecessor and of US LEC for such periods.

	Three Months Ended June 30,		Three Months Ended March 31,	Six Months Ended June 30,
	2007	2006	2007	2007	2006
Net income (loss)	$5,970	(8,937)	$(6,087)	$(117)	878

Add back non-EBITDA items included in net income (loss):
Depreciation and amortization	20,932	20,758	22,335	43,267	40,544
Interest expense, net of interest income	17,648	8,645	16,427	34,075	15,389
Provision for (benefit from) income taxes	2,869	2,826	(2,897)	(28)	7,498

EBITDA	47,419	23,292	29,778	77,197	64,309

Change in fair value of Series A convertible redeemable preferred stock conversion right	—	(5,281)	—	—	(10,777)
Stock-based compensation	3,301	1,412	7,029	10,330	3,060
Loss on extinguishment of debt	—	5,081	9,834	9,834	5,081
Leveraged recapitalization costs	—	14,993	—	—	14,993
Integration/restructuring costs	1,730	—	1,919	3,649	—
Loss related to investment in ETV	—	674	—	—	674

Adjusted EBITDA	$52,450	$40,171	$48,560	$101,010	$77,340

Purchases of property & equipment	$20,987	$16,732	$18,889	$39,877	$31,916

PAETEC Holding has omitted a quantitative reconciliation of forecasted 2007 adjusted EBITDA amounts included in this release to forecasted 2007 net income (loss), because forecasted 2007 net income (loss) cannot be calculated with reasonable accuracy until, among other matters, PAETEC Holding finalizes adjustments under the purchase method of accounting for the US LEC merger and until it completes its analysis of limitations that may be placed on its ability to use net operating loss carryforwards under Section 382 of the Internal Revenue Code. The manner in which each of these items is finalized may have a material affect on PAETEC Holding’s net income (loss) for 2007.

PAETEC Holding Corp. and Subsidiaries

Selected Financial and Operating Data

(in thousands)

	June 30, 2007	December 31, 2006
Consolidated Balance Sheet Data:
(in thousands)
Cash and cash equivalents	$84,456	$46,885
Accounts receivable, net	138,014	79,740
Property and equipment, net	291,273	167,566

Accounts payable	$38,999	$27,321
Other accrued expenses	84,790	43,824
Current portion of long-term debt	5,072	2,856
Long-term debt	793,026	370,930

Operating Data
(as of period end):
Geographic markets served	52	29

Number of switches deployed	40	13

Total digital T1 transmission lines installed	110,473	52,371

Total access line equivalents installed	2,651,352	1,256,904

Total employees	2,258	1,312